EXHIBIT 99.2

                             U.S WIRELESS DATA, INC.

                             SECRETARY'S CERTIFICATE

                      Resolutions of the Board of Directors
                         Adopted as of November 21, 1997


         The undersigned, Robert E. Robichaud, as the duly appointed Secretary of U.S. Wireless Data, Inc., a Colorado corporation (the "Corporation"), hereby certifies that the following resolutions were validly adopted at a duly convened meeting of the Board of Directors of the Corporation held on November 21, 1998, and that the resolutions have not been modified, amended or rescinded and remain in full force and effect as of the date of this Certificate.

                  RESOLVED, that the Company enter into an agreement with its Chief Executive Officer, Evon Kelly, to provide Mr. Kelly with a right of indemnification for any excess tax liability he incurs as a result of the grant to him of non-qualified options to purchase up to 600,000 shares of the Company's Common Stock at $1.00 per share as of August 6, 1997, over what his tax liability would have been if he had instead received qualified options at that time;

                  FURTHER RESOLVED, that the President of the Company is hereby authorized to execute such an agreement on behalf of the Company on substantially the terms and conditions described above, in such form as the President shall approve by his signature thereon; and

                  FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to take such further actions and execute such documents as are reasonable, necessary and appropriate to carry out the intent of the Board of Directors as expressed in the foregoing resolutions.

         IN WITNESS WHEREOF, I have signed this Certificate as Secretary of the Corporation this 23rd day of November, 1998.


                                                 /s/ Robert E. Robichaud
                                                 ---------------------------
                                                 Robert E. Robichaud,
                                                 Secretary

                                                                   BOD: 11/21/97